Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of February 18, 2020, by and between Microbot Medical Ltd., an Israeli Corporation number 514519412 (the “Employer”) and Dr. Eyal Morag, Israeli ID No. 058830084 of 3 Boney HaEar St., Apt 13, Tel Aviv, Israel 6937303 (the “Employee”).

WHEREAS, the Employer is a wholly owned subsidiary of Microbot Medical Inc., a Delaware corporation (“Parent Company”; the Parent Company and the Employer collectively shall be referred to hereinafter as “Microbot Group”); and

WHEREAS, Microbot Group engages in the research, design, developments and commercialization of transformational micro-robotics assisted medical technologies (the “Company Business”);

WHEREAS, the Employer desires to employ the Employee in the position of Chief Medical Officer of the Microbot Group (the “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE the parties agree as follows:

1. Employment

(a) The Employee shall be employed by the Employer in the Position commencing as of June 15, 2020 (the “Commencement Date”), unless otherwise mutually agreed in writing by the Employer and the Employee. The Employee shall be under the direct supervision of and comply with the directives of Harel Gadot, CEO of the Parent Company or such other successor CEO of the Parent Company (the “Supervisor”). The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor and as customarily performed, undertaken and exercised by persons situated in a similar capacity. The Employee’s duties and responsibilities hereunder may also include other services to be performed for the Microbot Group. The Employee’s employment may require travel outside Israel and the Employee agrees to such travel (at the expense of the Employer, according to the Employer’s travel policy, as shall be in effect from time to time) as may be necessary in order to fulfill his duties hereunder. Within the framework of the Position, the Employee shall be responsible, amongst other matters for: (i) working with the Employer’s research and development team, regulatory consultants and clinical sites to ensure clinical efforts to achieve successful regulatory submission are being properly executed, (ii) working with the Employer’s research and development team, business development team and Medical Advisory Board to establish and execute ultimate product definitions to ensure adoption once the Employer’s products are ready for commercialization, (iii) working with the Employer’s business development team to explore additional opportunities, establish networks and relationships with leading robotics research institutes, entrepreneurs, key opinion leaders and similar entities/personal to ensure the Employer capitalizes on the first mover position it has in the micro-robotic space, and (iv) performing such additional duties consistent with being a Chief Medical Officer as may be assigned to the Employee by the Supervisor from time to time.

(b) During the course of his employment with the Employer, the Employee shall honestly, diligently, skillfully and faithfully serve the Employer. Within the context of the

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

Employee’s engagement to the Employer, the Employee undertakes to devote all his efforts and the best of his qualifications and skills to promoting the business and affairs of the Employer (subject to the provisions of sub-sections (d) and (g) below), and further undertakes to loyally and fully comply with the decisions of the Board of Directors of the Employer (the “Board”). The Employee shall act at all times in a manner suitable to his position and status in the Employer.

(c) The Employee undertakes to promptly notify the Employer regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Employer. For the avoidance of doubt, the Permitted Activities and the Clinical Work as defined below shall not be deemed in conflict of interests with Employee’s position hereunder.

(d) Excluding periods of vacation, military reserve duty, and sick leave to which the Employee is entitled, and excluding as set forth according to law, or as otherwise set forth herein in his Agreement, the Employee agrees to devote his attention and full time to the business and affairs of the Employer as required to discharge the responsibilities assigned to the Employee hereunder, provided however, that the Employee shall be permitted to (i) continue his medical clinic practice in a scope not exceeding 1 work day per week (“Clinical Work”), provided that in the event such practice involves an engagement with an hospital, HMO, university or any other entity that engages in research or which under the agreement with or the rules or policies thereof, a waiver from such entity is required in order to allow the Employee to be fully compliant with his obligations with respect to IP Rights, then the Employee shall be required to provide the Employer with a suitable waiver in the form of a confirmation and release letter or included in or explicitly implied from a personal engagement agreement , all prior to being engaged by such entity. In the event that the Employee was unable to obtain such a waiver from a certain entity with which he wish to engage, then he will have to obtain the Employer’s prior written approval for such engagement; and (ii) continue his activities and engagement described in sub-section (g) below, to the entities identified on Schedule C hereto (the “Permitted Entities”). For the avoidance of any doubt, it is hereby agreed that other than the Clinical Work and the Permitted Activities, the Employee shall not engage in any other activity or occupation without the prior approval of the Employer.

(e) The Employee shall be employed on a full-time basis and shall work at least 42 hours per week, between Sunday through Thursday. The Employee will also work outside of regular working hours and outside of regular working days, as may be required by the Employer from time to time. With respect to the Employee’s work during overtime hours, the Employee will be entitled to the Overtime Payment for thirty-six (36) global work hours per month (“Global Overtime”).

(f) The Employee hereby represents and undertakes to the Employer all of the following:

(i) The Clinical Work and Permitted Activities (as defined below) do not and shall not prevent the Employee from making the commitments described herein and performing his obligations under the Agreement.

(ii) The Employee is not currently, nor will by entering into the agreement be deemed to be, in breach of any of the Employee’s obligations towards any current employer or former employer, or under any other agreement, regulations or undertakings, including without limitation, any non-competition, confidentiality undertakings or IP undertakings, and the execution of this Agreement does not require the consent of any current employer, former employer or any other entity or person.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(iii) In carrying out the Employee’s duties under the agreement, the Employee shall not make any representations or make any commitments on behalf of the Employer, except as authorized so to do.

(g) Notwithstanding any of the foregoing in this Section 1, and notwithstanding anything to the contrary in this Agreement, Microbot Group acknowledges and agrees that on the date of this Agreement, the Employee is engaged in certain activities, as consultant, service provider or a director in, and/or is a shareholder of the Permitted Entities (“Permitted Activities”), and that during the term of this Agreement, Employee shall have the right to continue his engagement in the Permitted Activities during and in conjunction with his employment by the Employer. The Permitted Activities shall not be deemed a breach of Employee’s obligations under this Agreement (including its Schedule A) and shall not constitute a conflict of interest with Employee’s position under this Agreement; provided that Employee complies with his obligations under this Agreement, including with his confidentiality, IP and non-compete undertakings hereunder.

(h) The Employee consents, of his own free will and although not required to do so under law, that the information in this Agreement and any information concerning him gathered by the Employer, will be held and managed by the Employer or on its behalf, inter alia, on databases according to law, and that the Employer shall be entitled to transfer such information to its Affiliates (i.e. companies controlling, under the control of, or the common control with, the Employer) in Israel or abroad and to third parties - all only for the purpose of human resources management and assessment of potential transactions (in the framework of Due Diligence), to the extent required, while maintaining the Employee’s right to privacy.

(i) The Employee agrees that the Employer and any related entity may monitor his use of their systems and monitor, copy, all electronic communications and content transmitted by or stored in such systems, regardless of the location or time of such use, in pursuit of the Employer’s legitimate business interests, in accordance with the Employer’s policy and according to law as in effect from time to time. For the purposes of this section, systems include: the Employer’s computers, computer system, internet server, Employer’s electronic database and software, whether under the Employee’s direct control or otherwise. The Employee may use the Employer’s systems for reasonable personal use all subject to Employer’s policy as in effect from time to time.

2. Salary

(a) Without derogating from Section 1(a) above, the Employer agrees to pay or cause to be paid to the Employee during the term of the Agreement a gross salary of NIS 64,000 (sixty thousand New Israeli Shekels) per month (the “Base Salary”). In addition to the Base Salary, because the Employee may be required to work outside of regular working hours and outside of regular working days as stated above in Section 1(e), the Employer agrees to pay to the Employee as payment for the Global Overtime a gross payment of NIS 16,000 (sixteen thousand New Israeli Shekels) per month (the “Overtime Payment”). For the avoidance of doubt, the Overtime Payment shall also be paid to the Employee in the case of any absence from work due to vacation, sick leave, reserve duty, Clinic Work, etc. The Base Salary together with the Overtime Payment shall constitute the “Salary” for purposes of the Agreement.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(b) The Salary will be paid no later than the 9th day of the following month of the month for which it is due, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law. Employee shall notify the Employer of any change that may affect Employee’s tax liability by annually filling out an appropriate tax form (106 form).

(c) The Salary and the Bonuses may be updated from time to time. Any such update shall be deemed the “Salary” and the “Bonus” as defined herein.

3. Employee Benefits

(a) Without derogating from Section 1(a) above, the Employee shall be entitled to the following benefits:

(i) Pension Plan; Manager’s Insurance. The Employer will pay to (unless agreed otherwise by the parties) an insurance company or a pension fund (the “Fund”), subject to the Employee’s decision, for the Employee, an amount equal to 8.33% of the Salary, which shall be allocated to the Fund for severance pay, and an additional amount equal to 6.5% of the Salary, which shall be allocated to the Fund. In addition, the Employer will deduct from the Salary an amount equal to 6% of the Employee’s Salary, which shall constitute the Employee’s contribution to the insurance premium for the Fund. In case the Employee chooses to allocate his pension payments to an insurance policy (and not a pension fund), and if an allocation of 1.5% (from the above 6.5% allocated by the Employer to the pension savings component) shall not be sufficient for disability insurance to insure Employee for up to 75% of the Salary, the Employer will also contribute up to 1 % of the Salary, so that Employer’s provident contributions shall be no less than 5%, and together- no more than 7.5%. The Employee agrees that the percentages set forth are subject to adjustment in order to comply with applicable law as amended from time to time.

The Employee hereby agrees and acknowledges that severance payments that the Employer shall make to the abovementioned Fund shall be instead of any severance pay to which the Employee or Employee’s successors shall be entitled to receive from the Employer with respect to the salary from which these payments were made and the period during which they were made, in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Schedule B.

(i) Educational Fund (“Keren Hishtalmut”). The Employer will contribute to a recognized educational fund an amount equal to 7.5% of the Salary and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of the Salary – all up to recognized maximum limits exempted from Israeli tax, as shall be in effect from time to time.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(ii) Company Car. The Employer shall lease a car for the use of the Employee (the “Company Car”). The Employee may choose a car model from a list approved by the Employer. In any event, the car value (price list) will not exceed NIS 4,800 per month leasing payment (equal to a Volkswagen Passat level). The Employee will be entitled to unlimited fuel and mileage for the Company Car. The Employer shall pay all expenses incurred as a result of the use of the Company Car, including all fixed and variable maintenance costs, including licenses, insurance and repairs, but not including any fines, reports or other traffic offenses if incurred by the Employee. The Employee may be reimbursed for toll-ways fees and parking which are work related. Any applicable tax for the use of the Company car (SHOVI SHIMUSH) will be borne solely by the Employer (GILUM).

(iii) Sick Leave. The Employee will be entitled to an amount of sick leave days as provided by law with full payment as of the first day of sickness. It is hereby clarified, that to the extent the Employee is entitled to payments under the Employee’s managers insurance policy and/or disability insurance, such payments will be in lieu of the payment of sick leave payments the Employer will be entitled to pay under applicable law.

(iv) Vacation. The Employee shall be entitled to an annual vacation of 20 working days at full pay (based upon a full-time position) such number of annual vacation days will increase by one vacation day each year the Employee is employed with the Employer up to a cap of 24 vacation days per year (“Vacation Days”). A “working day” shall mean Sunday to Thursday inclusive, and Saturday shall be the weekly day of rest of the Employee. Official state holidays and rest days in Israel and Erev Hag of such holidays shall be in addition to the Vacation Days. The dates of vacation will be coordinated between the Employee and the Employer. The Employee shall make all efforts to use his entire allotment of annual vacation days by the end of any calendar year, however, if he is unable to do so, he shall be entitled to accumulate the unused balance of such vacation days up to an amount equal to one (1) year quota of vacation days. Any unused vacation days in excess of such maximum quota shall be canceled and are not redeemable in any manner.

(v) Recuperation Pay (“dme’i havra’a”). The Employee shall be entitled to recuperation pay as required by law.

(vi) Bonus. Throughout Employee’s employment with the Employer, Employee shall be eligible to receive an annual bonus (the “Bonus”) of up to thirty percent (30%) of the Employee’s annual Salary based on performance of goals set by the Supervisor and approved by the Compensation Committee of the Board of Directors of the Parent Company. The Bonus shall be paid in a lump sum together with Employee’s Salary at the beginning of the following calendar year. To avoid doubt, no disbursements shall be made to Pension Plan and/or Managers Insurance and/or Educational Fund or any other social benefits with respect to the Bonus payments or other equity incentive plans contemplated herein. Such Bonus payments or other equity incentive plans shall not be deemed a portion of the Employee’s Salary for any purpose, including without limitation, when calculating the Employee’s entitlement to severance pay or other amounts payable upon termination of the Employee’s employment.

(e) During any period of the Employee’s military reserve service, if any, the Employer shall pay the Salary and all other social benefits due to the Employee hereunder. National Insurance Institute payments in connection with such military reserve duty shall be retained by the Employer.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

4. Expenses.

The Employee shall be entitled to receive prompt reimbursement of all pre-approved expenses (such pre-approval may be general or according to the Employer’s policy) which are reasonably incurred by him (including oversees travel expenses) in connection with the performance of his duties hereunder subject to the Employer’s expense reimbursement policy in effect from time to time, provided that written receipts are produced for the same and approved by the Employer.

5. Option Grant

As soon as reasonably practicable following the Effective Date, the Employee shall be granted options to purchase Twenty Five Thousand (25,000) shares of the common stock of the Parent Company (the “Option Grant”), at an exercise price (per share) equal to the fair market value of an underlying share on the grant date (unless otherwise determined by the Compensation Committee) subject and pursuant to the Parent Company’s 2017 Equity Incentive Plan and the annex thereto containing special provisions for optionees who are Israeli residents (together, the “Plan”). The Parent Company shall deliver an award agreement to Employee that sets forth the terms and conditions of the Option Grant, based on the recommendations and approval of the Parent Company’s Compensation Committee of the Board of Directors, including vesting as provided hereunder and term. In addition, the vesting of the Option Grant shall be accelerated upon the consummation of an M&A transaction.

The Option Grant shall vest pursuant to the following vesting schedule: (i) on the six (6) month anniversary of the Commencement Date, the option shall vest and shall become exercisable with respect to twenty five percent (25%) of the Common Stock to which it pertains; and (ii) on a quarterly basis over the next 30 months, the option shall vest and become exercisable with respect to the remaining 75% of the Common Stock to which it pertains (all, unless accelerated upon the consummation of an M&A transaction as set forth above).

The Option Grant shall be granted subject to and following the specific resolution and approval of the Board of Directors of the Parent Company, the execution by the Employee of all documentation required for this purpose and all other terms and conditions of the Plan.

6. D &O Insurance

The Parties will examine the possibility to maintain a D&O insurance policy under the Parent Company policy or otherwise, subject to the Employee’s fulfillment of the requirements thereunder.

7. Indemnification

Employer shall indemnify Employee in accordance with the terms of the indemnification letter attached hereto as Schedule D. The Parties will execute such indemnification letter as soon as practical after the Commencement Date, and if possible within 30 days from the Commencement Date.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

8. Term and Termination

(a) The term of employment under this Agreement will begin as of the Commencement Date and shall continue until terminated by either party as set forth herein.

(b) During the initial 24 months following the Commencement Date (“Initial Period”), each party may terminate this Agreement at its discretion at any time by providing the other party with a three (3) months prior written notice of termination of the Agreement (the “Advance Notice Period”). In the event the Employer terminates the Agreement accordingly, other than termination For Cause, the provisions of Sub-Section (c) below shall apply.

Following the Initial Period, the Advance Notice Period shall be six (6) months in the event of termination by either party at its discretion.

In addition, the Employer shall have the right to terminate the Agreement “For Cause” (as defined below) at any time by written notice without the Advance Notice Period. In such event, the Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term “For Cause” shall mean (i) Employee’s conviction of a crime of moral turpitude, (ii) a material breach of the Employee’s fiduciary duties towards the Employer or its parent Employer, including theft, embezzlement, or self-dealing, (iii) engagement in competing activities, or a breach of the Employee’s confidentiality and non-disclosure, proprietary rights, and IP Assignment obligations towards the Employer or its parent Employer; (iv) the Employee intentionally or in gross negligence fails to conduct his duties under the agreement; or (v) any other circumstances under which severance pay (or part of them) may be denied from the Employee upon termination of employment under the applicable Israeli law (including case law).

(c) In the event that Employer terminates Employee’s employment during the Initial Period other than For Cause, Employee shall be entitled to a one-time payment in an amount equal to the Salary as of the date of termination of employment (following the completion of the Advanced Notice Period or any part thereof) multiplied by the balance time between the end of the Advance Notice Period and until the end of the Initial Period (the “Qualifying Period”) the “Consideration”). By way of example only, in the event Employer terminates this Agreement for convenience upon the elapse of 6 months following the Commencement Date, the Employer shall pay the Employee the Consideration for an additional 18 months. For the avoidance of doubt, in the event Employer requests to terminate Employee’s employment, other than For Cause, with immediate effect or prior to the end of the Advance Notice Period, as set forth in section 7(e) below, the Qualifying Period shall be commence on the actual date of termination.

(d) For the avoidance of doubt, during the Advance Notice Period, the Employee shall be entitled to compensation pursuant to Sections 2 and 3 hereof (or their cash equivalent), subject to subsection (f) below. For the avoidance of doubt, the vesting of Options shall continue during the Advance Notice Period.

(e) In any event of the termination of the Agreement, and unless otherwise agreed to by the Employer, the Employee shall immediately return all Employer property, equipment, materials and documents kept either on paper or in electronic format, and the Employee shall cooperate with the Employer and use the Employee’s best efforts to assist with the integration into the Employer’s organization of the person or persons who will assume the Employee’s responsibilities. At the option of the Employer, the Employee shall during such period either continue with his duties or remain absent from the premises of the Employer. Under no circumstances will the Employee have a lien over any property provided by or belonging to the Employer.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(f) Notwithstanding anything contained herein to the contrary, the Employer at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the Advance Notice Period set forth in subsection (b) above and pay the Employee in lieu of advance notice or the remainder thereof, the salary and employee benefits set forth in Section 2 and Section 3 of the Agreement, except for the Bonus due for such period, all subject to and in accordance with applicable law. For the avoidance of doubt, the vesting of Options shall continue as if the Advance Notice Period has been in place.

9. Confidentiality; Proprietary Rights; Non-Competition

The Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Schedule A to the Agreement, which provisions will survive termination of the Agreement for any reason.

7. Successors and Assigns

(a) The Agreement shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns.

(b) Neither the Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. The Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

8. Notices

For the purpose of the Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of the Agreement shall be as follows:

The Employer: 6 Hayozma St., Yokneam Illit, Israel

The Employee: At his address in the preamble.

9. Modification / Waiver

No provision of the Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Agreement.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

10. Governing Law

The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

11. Severability

In the event that any provision of the Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of the Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

12. Miscellaneous

(a) Entire Agreement. The Agreement and the schedules attached hereto or contemplated hereby constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

(b) No Other Terms. The Agreement is a personal and specific employment agreement, which formalizes the relations between the Employer and the Employee, and which sets forth, in an exclusive and exhaustive manner, the Employee’s terms of employment by the Employer. The Employee affirms that in the framework of the Employment Agreement he is awarded preferential rights, and the parties therefore affirm that no customs, conventions, norms, agreements or other arrangements, if and when applicable, shall apply to the Employee. It is clarified that other than any equity incentives or other additional compensation approved by the Board, the Employee shall not be entitled to any payment, right and/or benefit from the Employer in connection with his Position that is not explicitly detailed in the Agreement, including any payments, benefits or rights to which other employees of the Employer are entitled to (if any) or any benefits the Employee received from any former employer, other than as mandated by applicable law.

(c) Confidentiality. The Employee acknowledges and confirms that all terms of Employee’s employment are personal and confidential, and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party. Each Party may disclose any of such terms or the Agreement if required by applicable law or stock exchange rules or regulations.

(d) Formal Notice to Employee. The Agreement and its annexes and exhibits constitute notice to the Employee pursuant to the Notice to Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002.

* * *

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

IN WITNESS WHEREOF:

/s/ Eyal Morag
Microbot Medical Ltd.		Employee Name
Eyal Morag

By:	/s/ Harel Gadot	Dated: February 18, 2020
Name:	Harel Gadot
Title:	CEO, President & Chairman

Dated:	February 19, 2020

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

SCHEDULE A

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, INTELLECTUAL PROPERTY ASSIGNMENT

I acknowledge that as a result of my employment, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to Microbot Medical Ltd. (together with any affiliate, parent company or subsidiary, the “Employer”). I therefore agree, as a condition of my employment, as follows:

1.	Confidentiality

1.1	I acknowledge that in the framework and/or as a result of my employment with the Employer I may (or may have) receive(d), learn(ed), be(en) expos(ed) to, obtain(ed), or have (or had) access to non-public proprietary and other confidential information relating to the Employer, its business and activities, including without limitation any commercial, financial, business, professional, technical, technological information, including information regarding the Employer’s (actual or planned) products, services, inventions, discoveries, studies, techniques, research and developments, processes, specifications, data, know-how, improvements, trade secrets, computer programs, software (in source and object code), databases and any intellectual property, information regarding marketing, operations, plans, activities, policies and procedures, employees, customers, suppliers, business partners, etc., including information of third parties (with respect to which the Employer may have a duty of confidentiality), all whether or not marked confidential and whether disclosed in written, oral or other format (collectively, the “Confidential Information”), which is highly confidential and of great value to the Employer and which may constitute professional and/or commercial secrets. For the sake of clarity, Confidential Information shall be deemed to include all notes, summaries, analyses, studies or other documents prepared by me or any other person which contain, or are based upon, in whole or in part, any Confidential Information.

1.2	I confirm and agree that, all right, title and interest in and to all Confidential Information is and shall remain the sole and exclusive property of the Employer or the third party providing such Confidential Information to the Employer, as the case may be.

1.3	During my period of employment with the Employer and thereafter (without any fixed limitation of time), I undertake to maintain all Confidential Information in strict confidence at all times and not to, directly or indirectly, whether in writing, orally or otherwise, communicate, publish, reveal, describe, divulge or otherwise disclose or make available any of the Confidential Information or allow its exposure or disclosure, in whole or in part, to any individual or entity, and not to use any of the Confidential Information for any purpose other than for the performance of my duties and obligations on behalf of the Employer under the Agreement.

Notwithstanding the foregoing, the Confidential Information shall not include information that I prove using documented evidence to be (a) generally available to the public not as a result of any fault of mine or any person acting on my behalf; or (b) furnished to me prior to my association with the Employer, without any obligation of confidentiality and/or use restrictions by a third party without breaching a confidential obligation.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

1.4	In the event that I will be required to disclose pursuant to an order of a court of competent jurisdiction or by applicable law or regulation any Confidential Information, I undertake that: (i) such disclosure will be made only to the extent and solely to the recipient legally required; and (ii) the Employer will be provided by me with sufficient prior written notice of such legal requirement so as to have the opportunity to oppose the disclosure or obtain a protective order.

1.5	I have not and will not improperly or wrongfully use(d) or disclose(d) any non-public proprietary information, documentation, trade secrets or other confidential information of any former employer or any previously approved concurrent employer or other person and I will not bring onto the premises of the Employer or otherwise use on behalf of or to the benefit of the Employer any such information belonging to any such employer, person or third party unless consented to in writing by such employer, person or third party.

1.6	Upon the earlier of the Employer’s request or upon termination of this Agreement, I shall return to the Employer any and all documents and other tangible materials containing Confidential Information and shall erase or destroy any computer or data files containing such Confidential Information, such that no copies or samples of Confidential Information shall remain with me.

2.	Intellectual Property Rights

2.1	Without derogating from the Employer’s rights under any law and/or agreement, I confirm and agree that any and all discoveries, ideas, developments, inventions research , formulae, improvements, works of authorship, mask works, trade secrets, modifications, concepts, techniques, specifications, computer software or programs (in source and in object code), data bases, products (actual or planned), methods, technologies, know-how, designs, trademark data, processes and proprietary information, “Service Inventions” under Section 132 of the Patent Law-1967, whether or not patentable, copyrightable or otherwise protectable, (collectively, “Inventions”), which were or shall be made, invented, developed, discovered, conceived, or created by me, in whole or in part, independently or jointly with others: (i) prior to my employment with the Employer for the benefit and on behalf of the Employer; and/or (ii) as a result of and/or during the period of my employment with the Employer relating to the Company’s Business; and/or (iii) with the use of any equipment, supplies, facilities, property or proprietary information belonging to the Employer, or any intellectual property rights therein, related thereto or associated therewith such as (but not limited to) copyrights and copyrights applications, patents and patent applications (collectively, “IP Rights”), (such Inventions and IP Rights, shall be referred to herein as “Employer IP”) are and shall be the sole and exclusive property of the Employer, and I shall have no rights, claims or interest whatsoever in or with respect thereto, and for the removal of doubt, I hereby irrevocably and unconditionally assign (and agree to assign in the future upon the vesting of any such rights in me) to the Employer any and all rights title and interest, in and to any and all Employer IP. For the avoidance of doubt, Employer IP shall not include any invention that (i) is a result of the Permitted Activities or Clinical Work, or (ii) that was developed entirely on my own time – provided that both (i) and (ii) have not been done with the use of the Employer’s equipment, supplies, facilities, property or proprietary information and which are not related to Employer’s actual business, or research and development.

2.2	Without derogating from the generality of the foregoing, I hereby irrevocably confirm that, the Salary to which I am entitled under the Agreement includes and incorporates full and appropriate compensation for any and all right I may have to any Employer IP which are assigned to the Employer, and I shall not be entitled to any additional compensation whatsoever with respect to any Employer IP or for fulfilling my duties hereunder, and I hereby irrevocably waive any claim and/or demand to any right, moral rights, compensation or reward, including any right for any royalties or other compensation in Inventions based on Section 134 of Israeli Patent Law-1967.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

2.3	I further agree and undertake that if and to the extent any additional action is required from me in order to perfect, enforce, or defend said Employer IP, and effectuate or confirm the Employer’s title and interest therein, including to effect the formal transfer thereof to the Employer, I shall take all necessary measures and fully cooperate, during and after the term of my employment, and perform any such action promptly upon the Employer’s request. Additionally, I undertake to promptly disclose to the Employer and transfer thereto any and all information and details with respect to the Employer IP, to keep accurate records relating to the conception and reduction to practice of all Employer IP (which records shall be the sole and exclusive property of the Employer and shall be surrendered to the possession of the Employer, immediately upon their creation), and to provide the Employer with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data. It is hereby agreed that in case I will be required to assist the Employer as described above after the termination of my employment with the Employer, for any reason, the Employer shall reimburse me for any reasonable expenses, including reasonable loss of time expenses, in connection therewith.

2.4	If the Employer (or any of its assigns) is unable because of my mental or physical incapacity or for any other reason to secure my signature to or to apply for or to pursue any application for any domestic or foreign patents or copyright registrations covering any of the Employer IP, or to further any of the purposes as described above, then I hereby irrevocably designate and appoint the Employer and its duly authorized officers, agents and assigns as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the above purposes, including without limitation the prosecution and issuance of letters patent or copyright registrations thereon, with the same legal force and effect as if executed by me.

3.	Non-Competition and Non-Solicitation

3.1	I undertake that, without the express prior written consent of the Employer (such consent to be given or withheld in the sole discretion of the Employer) as long as I am employed by the Employer and for a period of twelve (12) months thereafter: (a) I shall not, directly or indirectly, be involved in any activity which is competitive with the Employer, including without limitation, in the field research, design, developments and commercialization of transformational micro-robotics assisted medical technologies (b) I shall not, directly or indirectly, engage in any activity with or for the benefit of any individual or entity, which at the time of the termination of my employment with the Employer, or during the period of twelve (12) months prior thereto, was in contact of the Employer, including without limitation any of the Employer’s customers, suppliers, consultants, advisors, service providers, employees, and the like, or any active prospect of any of the foregoing persons (each, a “Third Party”) with respect to business activity of the kind and/or in the field that the Employer engages in or discussed engaging in with such Third Party and/or take any action which could interfere with the relationship of the Employer with such Third Party; and (c) I shall not, directly or indirectly, employ, offer to employ or otherwise solicit for employment or engagement any person who is or was, during the 12 (twelve) month period prior to the termination of my employment with the Employer, an employee or consultant, supplier or contractor of the Employer.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

For the purpose of this Section 3 of this Schedule A, “directly or indirectly” includes engaging in business as an owner, an independent contractor, shareholder, director, partner, manager, agent, employee or advisor. However, such a reference does not include the holding of shares of a publicly traded company which constitute no more than 5% of the issued share capital of such traded company.

3.2	I confirm that the compensation in the Agreement, with respect to which negotiations were conducted, includes and incorporates special non-compete compensation, which constitutes full and appropriate compensation for my undertaking not to compete in Section 3.1 of this Schedule A above.

4.	General

4.1	For the purpose of this Schedule A, the term “Employer” shall include any parent, subsidiary and/or affiliated entities of the Employer.

4.2	My undertakings stipulated in this Schedule A shall survive the termination of the Agreement.

4.3	In the event of termination of my employment with the Employer, I hereby grant my consent to the Employer to (a) notify my new employer about my rights and obligations hereunder, and (b) give the Employer permission to send my new employer a copy of this Schedule A.

4.4	The provisions of this Schedule A are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that the Employer may have relating to the subject matter addressed herein.

4.5	This Undertaking, the rights of the Employer and my obligations hereunder will be binding upon and inure to the benefit of the Employer and its respective successors, assigns, heirs, executors, administrators and legal representatives, as applicable, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer whether by purchase, merger, consolidation, reorganization or otherwise (and such successor(s) shall thereafter be deemed the “Employer” for the purposes of this Undertaking). Any rights of the Employer under this Undertaking may, without the consent of the Employee, be assigned by the Employer in its sole and unfettered discretion (i) to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Employer, or (ii) to any parent, subsidiary or affiliated company of the Employer (the “Employer Group”), or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of the Employer or any other member of the Employer Group.

4.6	In the event that any of my undertakings in this Schedule A are adjudicated to be invalid or unenforceable, such provision will be enforced to the maximum extent allowed by law given the intent of the Employer and myself as expressed in this Schedule A. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of these undertakings made by me hereunder.

4.7	I am aware that the breach or threatened breach of this Schedule A or any part thereof may cause the Employer and/ or its customers, severe and irreversible damage, to which monetary damages would not constitute sufficient remedy. Without derogating from any other remedies to which the Employer may be entitled, including without limitation, pursuant to the Israeli Commercial Wrongs Law, 1999, I agree that the Employer will be entitled to injunctive relief to enforce my undertakings (or any breach thereof) under this Schedule A.

4.8	I represent that my performance of the terms of this Schedule A and my duties as an employee of the Employer, do not and will not breach any agreement I have with, or any other obligation I owe to, any former employer or other party.

I have read all that which is stated above and I hereby undertake to comply with all that which is written, and in witness whereof, I hereby affix my signature to this Schedule A, on this 18th day of the month of February, 2020.

Employee Name:	Eyal Morag

Signature:	/s/ Eyal Morag

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

SCHEDULE B

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1) Employer Payments –

(A) for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B) to the Insurance Fund are not less that one of the following:

(1) 13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2) 11% of the Exempt Wages if the employer pays an additional Disability Payment and in the case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2) A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that includes –

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(A) the agreement of the employee to the arrangement pursuant to the confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; the agreement must include a copy of the confirmation;

(B) an advanced waiver of the employer for any right that she could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for the matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3) The confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

ACCEPTED AND AGREED TO BY:

/s/ Eyal Morag	2/18/2020
Employee Name	Date

ACCEPTED AND AGREED:

/s/ Harel Gadot	February 19, 2020
Microbot Medical Ltd.	Date

Name: Harel Gadot
Title: CEO, President & Chairman

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

Schedule C – Permitted Entities

Aidoc – AI technology for Radiologists (Medical Director, stock options)

Dsolve – Clot dissolvement platform technology (Co-founder, patent)

Saotis – Platform for biodegradable, artificial tissue (Co-founder, patent)

Patensee – Early detection of AVF stenosis. (Advisory Board)

XACT Robotics -Robotic needle steering device. (Advisory Board)

MEDX Xelerator - Advisory Board

VVT – Medical device for varicose vein ablation. CE Mark. Sold in Europe and Israel (Advisory Board)

Belong – Social application for cancer, MS and other diseases (Advisory Board, Physician on the App)

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

Schedule D –

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (“Agreement”), which provides for indemnification, expense advancement and other rights under the terms and conditions set forth, is made and entered into as of February [__], 2020, between Microbot Medical Inc. (the “Company”), and [_____] (“Indemnitee”).

Recitals

WHEREAS, Indemnitee is serving as a director or an executive officer of the Company, and as such is performing a valuable service for the Company; and

WHEREAS, the Indemnitee has requested, and the Company has agreed, that Indemnitee is furnished with the indemnity, advancement, and other rights set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of Indemnitee’s service to the Company, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement.

(a) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advancement of expenses is sought by Indemnitee.

(b) “Effective Date” means the date first above written.

(c) “Expenses” include all direct and indirect costs including, but not limited to, reasonable attorneys’ fees and expenses, judgments, fines, penalties and amounts paid in settlement and all other disbursements or expenses of the types customarily incurred in connection with investigating, prosecuting, defending (or preparing to investigate, prosecute, or defend) a Proceeding, or being or preparing to be a witness in a Proceeding.

(d) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past two (2) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(e) “Official Capacity” means Indemnitee’s corporate status as an officer or director and any other fiduciary capacity in which Indemnitee serves the Company, its subsidiaries and affiliates, or any other entity or enterprise (including an employee benefit plan) which Indemnitee serves in such capacity at the request of the Company’s CEO, its Board of Directors or any committee of its Board of Directors the Company. “Official Capacity” also refers to actions that Indemnitee takes or does not take while serving in such capacity.

(f) “Proceeding” includes any actual or threatened inquiry, investigation, action, suit, arbitration or other proceeding, whether civil, criminal, administrative, or investigative, whether or not initiated prior to the Effective Date, except a proceeding initiated by an Indemnitee pursuant to Section 6 to enforce his or her rights under this Agreement. “Proceeding” also includes any corporate internal investigation from and after the time in which the Indemnitee has received or is entitled to receive the warning mandated in Upjohn Co. v. United States, 449 U.S. 383 (1981).

2. Indemnification.

(a) General. Except as otherwise provided in this Agreement, the Company shall indemnify Indemnitee to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”) as such law may from time to time be amended and to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors. Indemnitee shall be entitled to the indemnification provided in this Section if, by reason of his or her Official Capacity, Indemnitee is a party or is threatened to be made a party to any Proceeding or by reason of anything done or not done by Indemnitee in his or her Official Capacity. The Company shall indemnify Indemnitee against all Expenses paid in settlement by or on behalf of Indemnitee in any Proceeding, and Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding, if Indemnitee is determined to have met the standard of conduct set forth in Section 5(a).

(b) Exceptions and Limitation. Indemnitee is not entitled to indemnification:

i.	to the extent such indemnification of Expenses is expressly prohibited by Delaware law or the public policies of Delaware, the United States of America, or agencies of any governmental authority in any jurisdiction governing the matter in question;

ii.	in connection with any Proceeding, or part thereof (including claims and permissive counterclaims) initiated by Indemnitee, except a judicial proceeding pursuant to Section 6 to enforce rights under this Agreement, unless the Proceeding (or part thereof) was authorized by the Board of Directors of the Company;

iii.	with respect to any claim, issue, or matter as to which Delaware law expressly prohibits such indemnification by reason of any adjudication of liability of Indemnitee to the Company, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, determines upon application that, despite an adjudication of liability but in view of all the circumstances of the case, Indemnitee is entitled to indemnification for such Expenses as such court deems proper.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

3. Advancement of Expenses.

(a) General. Except as otherwise provided in this Agreement, the Company shall advance Expenses to Indemnitee to the fullest extent permitted by the Delaware General Corporation Law as such law may from time to time be amended, and such advancement shall be made as soon as reasonably practicable, but in any event no later than thirty (30) days, after the receipt by the Company of a written statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Indemnitee shall be entitled to the advancement provided in this Section if by reason of his or her Official Capacity, Indemnitee is a party or is threatened to be made a party to any Proceeding or by reason of anything done or not done by Indemnitee in his or her Official Capacity. The Company shall advance to Indemnitee Expenses actually and reasonably incurred by Indemnitee in connection with such Proceeding.

(b) Undertaking in Connection with Request for Advancement. As a condition precedent to the Company’s advancement of Expenses to Indemnitee, Indemnitee shall provide the Company with (a) a written claim for Expenses incurred or paid by an Indemnitee in respect of the Proceeding as Indemnitee incurs them and (b) an undertaking, in substantially the form attached as Exhibit 1, by or on behalf of Indemnitee to reimburse such amount if it is finally determined, after all appeals to a court of competent jurisdiction are exhausted, that Indemnitee is not entitled to be indemnified against such Expenses by the Company as provided by this Agreement or otherwise. Indemnitee’s undertaking to reimburse any such amounts is not required to be secured. In making a written claim for advancement, Indemnitee need not submit to the Company information that counsel for Indemnitee deems is privileged and exempt from compulsory disclosure in any proceeding.

4. Indemnification for Expenses of Successful Party. Notwithstanding the limitations of any other provisions of this Agreement, to the extent that Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, including, without limitation, the dismissal of any action without prejudice, or if it is ultimately determined that Indemnitee is otherwise entitled to be indemnified against Expenses, Indemnitee shall be Indemnified against all Expenses actually and reasonably incurred in connection therewith, including the cancellation of any obligation to repay advances for expenses incurred in defense of the claim. If Indemnitee is partially successful on the merits or otherwise in defense of any Proceeding, such indemnification shall be apportioned appropriately to reflect the degree of success.

5. Determination of Entitlement to Indemnification.

(a) Standard of Conduct. Indemnitee shall be entitled to indemnification pursuant to this Agreement only upon a determination that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(b) Application for Indemnification. To obtain indemnification, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Proceeding. The Company shall, as soon as reasonably practicable after receipt of such a request for indemnification, advise the board of directors that Indemnitee has requested indemnification. Any delay in providing the request will not relieve the Company from its obligations under this Agreement.

(c) Manner of Determining Eligibility. Upon written request of the Indemnitee for indemnification, the entitlement of Indemnitee to such requested indemnification shall be determined by:

i.	the Board of Directors of the Company by a majority vote of Disinterested Directors, whether or not such majority constitutes a quorum; or

ii.	a committee of Disinterested Directors designated by majority vote of such Disinterested Directors, whether or not such majority constitutes a quorum; or

iii.	if there are no Disinterested Directors or, if such Disinterested Directors so direct, Independent Counsel in a written opinion to the board of directors, or designated committee of the Board, with a copy to Indemnitee, which Independent Counsel shall be selected by majority vote of the Company’s directors at a meeting at which a quorum is present, or a majority vote of the Disinterested Directors, or Committee of Disinterested Directors; or

iv.	if so directed by the Company’s Board, the Company’s stockholders, by a majority vote of those in attendance at a meeting at which a quorum is present.

(d) Payment of Costs of Determining Eligibility. The Company shall pay all costs associated with its determination of Indemnitee’s eligibility for indemnification.

(e) Presumptions and Effect of Certain Proceedings.

i.	In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by law, start with a presumption that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 5(b) of this Agreement’ provided, however, that such presumption shall not limit the Company from making a determination of eligibility or entitlement to indemnification pursuant to the terms of this Agreement. The Secretary of the Company shall, promptly upon receipt of Indemnitee’s request for indemnification, advise in writing the Board of Directors or such other person or persons empowered to make the determination requested in Section 5(c), and the Company shall thereafter promptly make such determination or initiate the appropriate process for making such determination.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

ii.	If the determination as to whether Indemnitee is entitled to indemnification shall not have made within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 5(e)(ii) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 5(c)(iv) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 5(c)(iii) of this Agreement.

iii.	The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

6. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 5 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Section 3, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 5(b) or (c) within sixty (60) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4 within fifteen (15) business days after receipt by the Company of written request therefor, (v) payment of indemnification pursuant to Section 2 is not made within fifteen (15) business days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) the Company or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to seek an adjudication by the Delaware Court of Chancery of Indemnitee’s right to such indemnification or advancement of Expenses. The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b) In the event that a determination shall have been made pursuant to Section 5 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 6, shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding commenced pursuant to this Section 6, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proving by a preponderance of the evidence that Indemnitee’ has acted in bad faith and in a manner not in the best interests of or opposed to the best interests of the Company, and, in respect of a criminal Proceeding, by clear and convincing evidence that Indemnitee acted without a reasonable belief that Indemnitee’s conduct was not criminal. The Company may not refer to or introduce into evidence any determination pursuant to Section 5 of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding pursuant to this Section, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 2 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

(c) Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or constitute evidence that Indemnitee has not met the applicable standard of conduct. If a determination shall have been made pursuant to Section 5 that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 6, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(d) The Company will be precluded from asserting in any judicial proceeding commenced pursuant to this section that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.

(e) The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law and this Agreement against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after the Company’s receipt of such written request) advance to Indemnitee, to the fullest extent permitted by applicable law and this Agreement, such Expenses that are incurred by Indemnitee in connection with any judicial proceeding brought by Indemnitee to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement or any other indemnification agreement or provision of the Certificate of Incorporation, or the Company’s By-laws now or hereafter in effect.

(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding as to which advancement or indemnity is sought.

7. Continuation of Obligation of Company. All agreements and obligations of the Company contained in this Agreement shall continue during the period of Indemnitee’s Official Capacity and shall continue thereafter with respect to any Proceedings based on or arising out of Indemnitee’s Official Capacity. This Agreement will be binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by purchase, merger, consolidation or operation of law). The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

8. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of any Proceeding, Indemnitee shall notify the Company in writing of the existence thereof; but Indemnitee’s failure so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee. Notwithstanding any other provision of this Agreement, with respect to any such Proceeding of which Indemnitee notifies the Company:

(a) Except as otherwise provided in this Section 8(a), to the extent that it may wish, the Company may, separately or jointly with any other indemnifying party, assume the defense of the Proceeding. After notice from the Company to Indemnitee of its election to assume the defense of the Proceeding, the Company shall not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee except as otherwise provided below. Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably determined that there is a conflict of interest between the Company and Indemnitee in the conduct of the defense of the Proceeding, and such determination is supported by an opinion of qualified legal counsel addressed to the Company, or (iii) the Company shall not within sixty (60) calendar days of receipt of notice from Indemnitee in fact have employed counsel to assume the defense of the Proceeding.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

(b) The Company is not entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which Indemnitee shall have made the determination provided for in subparagraph (a)(ii) above.

(c) Regardless of whether the Company has assumed the defense of a Proceeding, the Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, and the Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on, or require any payment from, Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee may unreasonably withhold its consent to any proposed settlement.

(d) Until the Company receives notice of a Proceeding from Indemnitee, the Company shall have no obligation to indemnify or advance Expenses to Indemnitee as to Expenses incurred prior to Indemnitee’s notification of Company.

9. Separability; Prior Indemnification Agreements.

(a) If any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that are not by themselves invalid, illegal or unenforceable) will not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) are to be construed so as to give effect to the intent of the parties that the Company provide protection to Indemnitee to the fullest enforceable extent provided for in this Agreement.

(b) Indemnitee’s rights of indemnification and to receive advancement of Expenses under this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Company’s Bylaws, any other agreement, a vote of stockholders or a resolution of directors, or otherwise. The entry by Indemnitee into this Agreement, and the terms of this Agreement do not, change, limit, or affect in any respect, or terminate, any other agreements between Indemnitee and the Company.

10. Nonattribution of Actions of Any Indemnitee to Any Other Indemnitee. For purposes of determining whether Indemnitee is entitled to indemnification or advancement of Expenses by the Company under this Agreement or otherwise, no action or inaction of any other indemnitee or group of indemnitees may be attributed to Indemnitee.

11. Insurance. In all policies of director and officer liability insurance purchased by Company, the Company shall cause Indemnitee to be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors (other than in the case of an independent director liability insurance policy if Indemnitee is not an independent or outside director). Company shall promptly notify Indemnitee of any good faith determination not to provide such coverage or of any lapse or termination of any such policy.

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

12. Headings; References; Pronouns. The headings of the sections of this Agreement are inserted for convenience only; they do not constitute part of this Agreement or affect the meaning thereof. References herein to section numbers are to sections of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as appropriate.

13. Other Provisions.

(a) This Agreement shall be interpreted and enforced in accordance with the laws of Delaware.

(b) This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Signatures delivered by facsimile or other electronic means shall be deemed as an original.

(c) This Agreement is not an employment agreement between the Company and Indemnitee, and nothing in this Agreement obligates the Company to continue Indemnitee in Indemnitee’s Official Capacity.

(d) Upon a payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of Indemnitee to recover against any person for such liability, and Indemnitee shall execute all documents and instruments required and shall take such other actions as may be necessary to secure such rights, including the execution of such documents as may be necessary for the Company to bring suit to enforce such rights.

(e) No supplement, modification, or amendment of this Agreement will be binding unless executed in writing signed by both parties hereto. No waiver of any of the provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar). A waiver made in a signed writing on one occasion is effective only in that instance and does not constitute a waiver on any future occasion or instance.

(f) The Company agrees to stipulate in any court or before any arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertions to the contrary.

(g) Indemnitee’s rights under this Agreement shall extend to Indemnitee’s spouse, members of Indemnitee’s immediate family, and Indemnitee’s representative(s), guardian(s), conservator(s), estate, executor(s), administrator(s), and trustee(s), (all of whom are referred to as “Related Parties”), as the case may be, to the extent a Related Party or a Related Party’s property is subject to a Proceeding by reason of Indemnitee’s Official Capacity.

(h) To the extent that Indemnitee (i) pays Expenses that the Company is obligated to but does not advance, or (ii) incurs expense, liability, or loss for which the Company is obligated to indemnify Indemnitee, Indemnitee will be subrogated to the Company’s rights of recovery against any insurance carrier or other source to the same extent as if the Company had paid such Expense, liability, or loss or advanced such expense under this Agreement.

[Remainder of Page Intentionally left Blank; Signature Page Follows]

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

MICROBOT MEDICAL INC.

By:
Name:	Harel Gadot
Title:	Chairman, President and CEO

Name:

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com

EXHIBIT 1

UNDERTAKING TO REPAY INDEMNIFICATION EXPENSES

I, [_____], agree to reimburse the Company for all expenses advanced to me or for my benefit by the Company for my defense in any civil or criminal action, suit, or Proceeding, in the event and to the extent that it shall ultimately be determined that I am not entitled to be indemnified by the Company for such expenses.

Signature:
Typed Name:
Office:

Microbot Medical Ltd., 6 Hayozma St., Yokneam Illit, Israel 2069024 Office: +972-4-8200710 Fax: +972-4-8200712 www.microbotmedical.com